Exhibit 99.1

Vir Biotechnology Provides Corporate Update and Reports

Fourth Quarter and Full Year 2021 Financial Results

– Significant progress made increasing global patient access to sotrovimab;

approximately 1.7 million doses sold to date –

– $917.2 million of sotrovimab collaboration revenue recognized in 2021 –

– Multiple commercial and clinical value drivers expected across the portfolio in 2022 –

SAN FRANCISCO, Feb. 24, 2022 – Vir Biotechnology, Inc. (Nasdaq: VIR) today provided a corporate update and reported financial results for the fourth quarter and full year ended December 31, 2021.

“2021 was a transformative year in which we delivered our first blockbuster medicine, sotrovimab, to COVID-19 patients as a result of prescient scientific insights from our R&D team and the rapid development and disciplined execution of an integrated strategy by the entire company alongside our collaborator, GSK. Simultaneously, we continued to advance our robust and diverse portfolio of compounds with the potential to address hepatitis B, influenza A, HIV and more, with multiple clinical value drivers expected in 2022,” said George Scangos, Ph.D., chief executive officer of Vir Biotechnology.

Dr. Scangos added, “In the year ahead, we plan to share important data readouts from multiple Phase 2 combination trials aimed at developing a functional cure for HBV; report additional data from our Phase 1 study evaluating our HIV T cell vaccine; initiate a Phase 2 trial for our potential universal prophylaxis for influenza A; report new data evaluating sotrovimab as prophylaxis for immunocompromised COVID-19 patients and as treatment for hospitalized COVID-19 patients; and advance new innovative pan-coronavirus solutions. Importantly, our strong cash position allows us the flexibility to invest in additional internal and external opportunities.”

Corporate Update

COVID-19

•

The Company has made significant progress increasing global patient access to sotrovimab in collaboration with GlaxoSmithKline (GSK). Sotrovimab has been granted Emergency Use Authorization (EUA), temporary authorization or marketing approval (under the brand name Xevudy®) in more than 40 countries.

•	To date, binding agreements have been received for the sale of approximately 1.7 million doses of sotrovimab worldwide.

•

In November, the Company and GSK announced the sale of more than 750,000 doses globally to date, including multiple contracts with the US government. Approximately 90% of those doses were delivered in 2021 and the remainder are expected be delivered throughout the first half of 2022. The delivered doses led to the recognition of $917.2 million of sotrovimab collaboration revenue in 2021.

•

In January, the Company and GSK announced the sale of an additional 600,000 doses to the US government, which are expected to be delivered throughout the first quarter of 2022, and the sale of approximately 350,000 additional doses to other countries, which are expected to be delivered throughout the first half of 2022. Based solely on the binding agreements received to date, the Company expects to recognize approximately $1.1 billion of sotrovimab collaboration revenues when the doses are delivered in the first half of 2022.

•	The Company and GSK expect to manufacture approximately 2 million doses in the first half of 2022 and additional doses in the second half of 2022.

•

During and following the fourth quarter, the Company announced preclinical data generated through pseudovirus testing demonstrating that sotrovimab retains neutralizing activity against the highly divergent Omicron variant (B.1.1.529).

•

In February, the Company published pseudovirus data demonstrating a 16-fold shift in neutralization activity to the Omicron BA.2 subvariant. Vir’s BA.2 results were derived from 10 independent experiments that were conducted using an optimized pseudovirus assay. This is the same assay that was used to generate data for previous variants. These data have been shared with regulatory agencies around the world. Initial feedback from the FDA question Vir’s conclusion that the 500 mg IV dose of sotrovimab retains activity against the BA.2 Omicron subvariant based on Vir’s current modeling assumptions, and the FDA has asked for additional data to support Vir’s position. The agency also requested safety data for higher doses. Both have been provided to the agency and Vir is awaiting further correspondence.

•

The Health Care Provider Fact Sheet was recently updated to show that sotrovimab’s neutralization activity was reduced an average fold change in EC50 value of 16-fold against the SARS-CoV-2 Omicron B.1.1.529/BA.2 spike variant compared to wild-type. The Fact Sheet also noted that the clinical relevance of the 16-fold reduction in sotrovimab activity against the SARS-CoV-2 Omicron B.1.1.529/BA.2 variant is unknown.

•	As of February 24, 2022, the FDA noted on its EUA website that sotrovimab is currently authorized in all US regions until further notice by the agency.

•

In November, the Company announced the results of the Phase 3, randomized, open-label, COMET-TAIL trial, which achieved its primary endpoint, demonstrating that 500 mg intramuscular (IM) administration of sotrovimab (n=376) was non-inferior to 500 mg intravenous (IV) administration (n=378) for the early treatment of mild-to-moderate COVID-19 in high-risk, non-hospitalized adults and adolescents. Low rates of serious adverse events (≤1% in both arms) were observed. Based on the results of the COMET-TAIL trial, in January, the Company and GSK submitted an application to the U.S. Food and Drug Administration (FDA) requesting an amendment to the EUA for sotrovimab to include IM administration.

•	The Company and GSK plan to submit a Biologics License Application (BLA) for sotrovimab to the FDA in the second half of 2022.

•

The Company and GSK are collaborating to assess the use of sotrovimab in uninfected immunocompromised patients to determine whether sotrovimab can prevent symptomatic COVID-19 infection. Two Phase 3 trials are expected to start in the second quarter of 2022. One is a platform trial and one is a company sponsored trial, COMET-STAR. The primary endpoint for both trials is incidence of symptomatic PCR-confirmed COVID-19. The analysis of the primary endpoint of COMET-STAR will be event driven, and could be as early as the second half of 2022.

•

Sotrovimab is also being evaluated among patients hospitalized with COVID-19 in the United Kingdom as part of the Randomized Evaluation of COVID-19 Therapy (RECOVERY) Trial. Initial data are expected in the second half of 2022.

•

The United Kingdom’s National Health Service-supported AGILE initiative evaluating VIR-7832 in a Phase 1b/2a trial of adults with mild-to-moderate COVID-19 remains ongoing. To date, no safety signals have been reported for the 50 mg, 150 mg and 500 mg dose cohorts. The first patient in the Phase 2a portion of the trial was dosed in February. Additional data are expected in the first half of 2022.

Chronic Hepatitis B Virus (HBV)

•	The Company has continued to advance its broad HBV portfolio aimed at the pursuit of a functional cure.

•

In November, the Company presented new data evaluating the potential for VIR-2218 and VIR-3434 to achieve a functional cure for chronic HBV at the American Association for the Study of Liver Diseases (AASLD) The Liver Meeting®.

•

24-week data evaluating VIR-2218 in combination with PEG-IFN-α, an approved immune modulatory agent, demonstrated that concurrent initiation of VIR-2218 and PEG-IFN-α therapy resulted in earlier and more substantial HBsAg reductions compared to VIR-2218 alone or with PEG-IFN-α following a VIR-2218 lead-in. Also, three participants achieved HBsAg loss below the lower limit of quantification by Week 24; two of three achieved anti-HB seroconversion.

•

A single dose of 6 mg, 18mg, or 75 mg of VIR-3434 resulted in rapid HBsAg reductions in most participants within approximately one week post-dose, and the largest and most sustained reductions in HBsAg were observed in the 75 mg cohort. VIR-3434 has been Fc engineered to include the XX2 “vaccinal mutation,” allowing it to potentially function as a T cell vaccine. No new safety signals were reported.

•

In December, the Company and Gilead Sciences, Inc. (Gilead) initiated a Phase 2 trial to evaluate the various combinations of VIR-2218, selgantolimod (GS-9688), Gilead’s investigational TLR-8 agonist, and nivolumab, an approved PD-1 inhibitor, as a potential functional cure regimen for chronic HBV infection.

•	In 2022, the Company expects data readouts from multiple trials evaluating VIR-2218 and VIR-3434:

•	Initial data from the first cohorts of Phase 2 MARCH (Monoclonal Antibody siRNA Combination against Hepatitis B) trial of VIR-2218 in combination with VIR-3434, are expected in the first half of 2022.

•	Additional data from the Phase 2 trial of VIR-2218 in combination with PEG-IFN-α are expected in the first half of 2022.

•	Additional data from the Phase 1 monotherapy trial of VIR-3434 are expected in the first half of 2022.

•

The Company’s collaborator, Brii Biosciences, continues to lead the Phase 2 trial evaluating VIR-2218 in combination with BRII-179, an investigational T cell vaccine, for the potential treatment of chronic HBV infection. Initial data are expected in the second half of 2022.

Other Pipeline

•

Additional data from the proof-of-concept Phase 1 trial of VIR-1111, an investigational human immunodeficiency virus (HIV) T cell vaccine based on human cytomegalovirus (HCMV), to evaluate whether this new approach can elicit potentially protective immune responses that differ from other HIV vaccines, are expected in the first half of 2022. To date, no safety signals have been reported.

•

Anticipating an increase in the incidence of influenza in the Northern Hemisphere this coming winter, the Company expects to initiate a Phase 2 trial evaluating VIR-2482 in the second half of 2022. Additionally, the Company and GSK are evaluating the potential of several next-generation monoclonal antibodies for influenza treatment and prevention, functional genomics applications for respiratory targets, and monoclonal antibodies for non-influenza diseases.

•

In January, the Company announced an expansion of its collaboration with the Bill & Melinda Gates Foundation to include the advancement of innovative platform technologies in the development of broadly neutralizing antibodies designed to provide a “vaccinal effect” aimed at a functional cure of HIV and the prevention of malaria.

Publications

•

During and following the fourth quarter, multiple manuscripts were published related to the Company’s efforts to address SARS-CoV-2 and other infectious diseases. These manuscripts, which included pre-publications in bioRxiv, as well as publications in the peer-reviewed journals Science and Nature, can be found on the Literature Archive page of the Vir website.

Fourth Quarter and Full Year 2021 Financial Results

•

Revenues: Total revenues for the quarter ended December 31, 2021, were $812.7 million, compared to $1.7 million for the same period in 2020. Total revenues for the year ended December 31, 2021, were $1.1 billion, compared to $76.4 million for the same period in 2020.

•

Collaboration revenue for the quarter ended December 31, 2021, was $809.5 million, with no comparable amount for the same period in 2020. Collaboration revenue for the year ended December 31, 2021, was $917.2 million, with no comparable amount for the same period in 2020. The increases for the quarter and the full year were related to revenue from the Company’s profit-sharing arrangement with GSK for the sale of sotrovimab under the Company’s 2020 collaboration agreement with GSK. Collaboration revenue reflects the delivery of approximately 90% of the more than 750,000 sotrovimab doses sold in 2021. Until paid in the quarter after it is recognized, collaboration revenue due from GSK is classified as a receivable on the Company’s consolidated balance sheet. Collaboration revenue is calculated by applying the Company’s contractual share of 72.5% to the revenue reported in the period by GSK ($1.1 billion for the fourth quarter and $1.3 billion for the full year) net of cost of goods sold and allowable expenses from both GSK and the Company (e.g., medical affairs, selling and marketing expenses) and adding back the Company’s expenses that appear elsewhere in the statement of operations (e.g., cost of revenue).

•

Contract revenue for the quarter ended December 31, 2021, was $0.3 million, compared to $0.3 million for the same period in 2020. Contract revenue for the year ended December 31, 2021, was $169.9 million, compared to $44.5 million for the same period in 2020. The increase for the full year was primarily due to $168.3 million of deferred revenue related to the license granted to GSK under the Company’s 2021 collaboration agreement with GSK. This revenue was recognized when the Company transferred the license to GSK upon execution of the definitive agreement. As of December 31, 2021, the remaining deferred revenue from the Company’s 2021 collaboration agreement with GSK was $91.5 million. The prior year included $43.3 million of revenue related to the license granted under the Company’s 2020 collaboration agreement with GSK.

•

Grant revenue for the quarter ended December 31, 2021, was $3.0 million, compared to $1.4 million for the same period in 2020. Grant revenue for the year ended December 31, 2021, was $8.3 million, compared to $9.1 million for the same period in 2020. The increase for the quarter was primarily due to $2.2 million of revenue recognized under the new grant agreement with the Bill & Melinda Gates Foundation to support the manufacturing and clinical activities of the Company’s HIV and tuberculosis programs. The decrease for the full year was primarily due to a decrease of $3.4 million recognized under the HIV grant because of the supplemental award received in the first quarter of 2020, partially offset by $2.2 million recognized under the new grant agreement with the Bill & Melinda Gates Foundation.

•

Cost of Revenue: Cost of revenue for the quarter ended December 31, 2021, was $56.9 million, with no comparable amount for the same period in 2020. Cost of revenue for the year ended December 31, 2021, was $65.9 million, with no comparable amount for the same period in 2020. The increases for the quarter and the year were due to third-party royalties owed based on the sales of sotrovimab.

•

Research and Development Expenses: Research and development expenses for the quarter ended December 31, 2021, were $128.3 million, which included $12.1 million of non-cash stock-based compensation expense, compared to $87.1 million for the same period in 2020, which included $5.3 million of non-cash stock-based compensation expense. Research and development expenses for the year ended December 31, 2021, were $448.0 million, which included $42.6 million of non-cash stock-based compensation expense, compared to $302.4 million for the same period in 2020, which included $13.7 million of non-cash stock-based compensation expense. The increases for the quarter and the full year were primarily due to costs related to the fair value of the Company’s contingent consideration associated with research and development activities, costs related to sotrovimab, VIR-2218, and VIR-3434 clinical trials, collaboration agreements with GSK, manufacturing activities for VIR-2218, and personnel-related expenses resulting from higher headcount which were partially offset by decreases in clinical manufacturing expenses for the Company’s COVID-19 product candidates completed in the third quarter of 2020.

•

Selling, General and Administrative Expenses: Selling, general and administrative expenses for the quarter ended December 31, 2021, were $55.8 million, which included $12.3 million of non-cash stock-based compensation expense, compared to $23.0 million for the same period in 2020, which included $5.0 million of non-cash stock-based compensation expense. Selling, general and administrative expenses for the year ended December 31, 2021, were $160.8 million, which included $41.2 million of non-cash stock-based compensation expense, compared to $70.9 million for the same period in 2020, which included $13.9 million of non-cash stock-based compensation expense. The increases for the quarter and full year were primarily due to higher fair value of the Company’s contingent consideration related to selling and marketing activities, personnel-related expenses attributable to additional headcount, and external consulting services.

•

Other Income (Expense): Other expense for the quarter ended December 31, 2021, was $25.9 million, compared to other income of $2.7 million for the same period in 2020. Other income for the year ended December 31, 2021, was $129.1 million, compared to other expense of $1.6 million for the same period in 2020. The decrease for the quarter and increase for the full year were primarily due to the unrealized loss of $26.0 million and unrealized gain of $138.0 million, respectively, resulting from the change in fair value of the Company’s equity investment in Brii Biosciences.

•

Benefit from (Provision for) Income Taxes: Provision for income taxes for the quarter ended December 31, 2021, was $20.6 million, compared to benefit from income taxes of $30 thousand for the same period in 2020. Provision for income taxes for the year ended December 31, 2021, was $21.2 million, compared to $54 thousand for the same period in 2020. The increases for the quarter and the year were primarily due to the Company’s taxable income attributable to significant collaboration revenue and unrealized gain from the equity investment in Brii Biosciences recognized during 2021.

•

Net Income (Loss): Net income for the quarter ended December 31, 2021, was $525.3 million, or $4.01 per share, basic and $3.92 per share, diluted, compared to a net loss of $105.6 million, or $0.83 per share, basic and diluted, for the same period in 2020. Net income for the year ended December 31, 2021, was $528.6 million, or $4.07 per share, basic and $3.96 per share, diluted, compared to a net loss of $298.7 million, or $2.51 per share, basic and diluted, for the same period in 2020. The increases for the quarter and full year were primarily due to collaboration revenue recognized under the 2020 GSK agreement.

•

Cash, Cash Equivalents and Investments: As of December 31, 2021, excluding restricted cash, the Company had approximately $909.5 million in cash, cash equivalents, and investments. Excluding restricted cash and its equity investment in Brii Biosciences, the Company had approximately $766.4 million in cash, cash equivalents and investments.

Sotrovimab in the United States

The following is a summary of information for sotrovimab. Healthcare providers in the US should review the Fact Sheets for information about the authorized use of sotrovimab and mandatory requirements of the EUA. Please see the Food and Drug Administration (FDA) Letter of Authorization, full Fact Sheet for Healthcare Providers and full Fact Sheet for Patients, Parents, and Caregivers.

Sotrovimab has been authorized by the FDA for the emergency use described below. Sotrovimab is not FDA-approved for this use.

Sotrovimab is authorized only for the duration of the declaration that circumstances exist justifying the authorization of the emergency use of sotrovimab under section 564(b)(1) of the Food, Drug, and Cosmetic Act, 21 U.S.C. § 360bbb-3(b)(1), unless the authorization is terminated or revoked sooner.

Authorized Use

The FDA has issued an EUA to permit the emergency use of the unapproved product sotrovimab for the treatment of mild-to-moderate coronavirus disease 2019 (COVID-19) in adults and pediatric patients (12 years of age and older weighing at least 40kg) with positive results of direct SARS-CoV-2 viral testing, and who are at high risk for progression to severe COVID-19, including hospitalization or death.

Limitations of Authorized Use

Sotrovimab is not authorized for use in patients:

•	who are hospitalized due to COVID-19, OR

•	who require oxygen therapy due to COVID-19, OR

•	who require an increase in baseline oxygen flow rate due to COVID-19 (in those on chronic oxygen therapy due to underlying non-COVID-19 related comorbidity)

Benefit of treatment with sotrovimab has not been observed in patients hospitalized due to COVID19. SARS-CoV-2 monoclonal antibodies may be associated with worse clinical outcomes when administered to hospitalized patients with COVID-19 requiring high flow oxygen or mechanical ventilation.

Important Safety Information

CONTRAINDICATIONS

Sotrovimab is contraindicated in patients who have a history of anaphylaxis to sotrovimab or to any of the excipients in the formulation.

WARNINGS AND PRECAUTIONS

There are limited clinical data available for sotrovimab. Serious and unexpected adverse events may occur that have not been previously reported with sotrovimab use.

Hypersensitivity Including Anaphylaxis and Infusion-Related Reactions

Serious hypersensitivity reactions, including anaphylaxis, have been observed with administration of sotrovimab. If signs and symptoms of a clinically significant hypersensitivity reaction or anaphylaxis occur, immediately discontinue administration and initiate appropriate medications and/or supportive care.

Infusion-related reactions, occurring during the infusion and up to 24 hours after the infusion, have been observed with administration of sotrovimab. These reactions may be severe or life threatening.

Signs and symptoms of infusion-related reactions may include: fever, difficulty breathing, reduced oxygen saturation, chills, fatigue, arrhythmia (eg, atrial fibrillation, sinus tachycardia, bradycardia), chest pain or discomfort, weakness, altered mental status, nausea, headache, bronchospasm, hypotension, hypertension, angioedema, throat irritation, rash including urticaria, pruritus, myalgia, vaso-vagal reactions (eg, pre-syncope, syncope), dizziness and diaphoresis.

Consider slowing or stopping the infusion and administer appropriate medications and/or supportive care if an infusion-related reaction occurs.

Hypersensitivity reactions occurring more than 24 hours after the infusion have also been reported with the use of SARS-CoV-2 monoclonal antibodies under Emergency Use Authorization.

Clinical Worsening After SARS-CoV-2 Monoclonal Antibody Administration

Clinical worsening of COVID-19 after administration of SARS-CoV-2 monoclonal antibody treatment has been reported and may include signs or symptoms of fever, hypoxia or increased respiratory difficulty, arrhythmia (eg, atrial fibrillation, tachycardia, bradycardia), fatigue and altered mental status. Some of these events required hospitalization. It is not known if these events were related to SARS-CoV-2 monoclonal antibody use or were due to progression of COVID-19.

Limitations of Benefit and Potential for Risk in Patients with Severe COVID-19

Benefit of treatment with sotrovimab has not been observed in patients hospitalized due to COVID-19. SARS-CoV-2 monoclonal antibodies may be associated with worse clinical outcomes when administered to hospitalized patients with COVID-19 requiring high flow oxygen or mechanical ventilation. Therefore, sotrovimab is not authorized for use in patients: who are hospitalized due to COVID-19, OR who require oxygen therapy due to COVID-19 OR who require an increase in baseline oxygen flow rate due to COVID-19 in those on chronic oxygen therapy due to underlying non-COVID-19 related comorbidity.

ADVERSE EVENTS

Hypersensitivity adverse reactions have been observed in 2% of patients treated with sotrovimab and 1% with placebo in COMET-ICE.

The most common treatment-emergent adverse events observed in the sotrovimab treatment group in COMET-ICE were rash (1%) and diarrhea (2%), all of which were Grade 1 (mild) or Grade 2 (moderate). No other treatment-emergent adverse events were reported at a higher rate with sotrovimab compared to placebo.

USE IN SPECIFIC POPULATIONS

Pregnancy

There are insufficient data to evaluate a drug-associated risk of major birth defects, miscarriage or adverse maternal or fetal outcome. Sotrovimab should be used during pregnancy only if the potential benefit justifies the potential risk for the mother and the fetus.

Lactation

There are no available data on the presence of sotrovimab in human milk, the effects on the breastfed infant or the effects on milk production. Individuals with COVID-19 who are breastfeeding should follow practices according to clinical guidelines to avoid exposing the infant to COVID-19.

About VIR-7832

VIR-7832 is an investigational dual-action SARS-CoV-2 monoclonal antibody. Preclinical data suggest it has the potential to both block viral entry into healthy cells and an enhanced ability to clear infected cells. The antibody binds to an epitope on SARS-CoV-2 that is shared with SARS-CoV-1 (the virus that causes SARS), indicating that the epitope is highly conserved, which may make it more difficult for resistance to develop. VIR-7832, which incorporates Xencor’s Xtend™ and other Fc technologies, has been designed to have an extended half-life. Importantly, VIR-7832 also has been engineered to potentially enhance virus-specific T cell function, which could help treat and/or prevent COVID-19 infection.

About VIR-2218

VIR-2218 is an investigational subcutaneously administered HBV-targeting siRNA that has the potential to stimulate an effective immune response and have direct antiviral activity against HBV. It is the first siRNA in the clinic to include Enhanced Stabilization Chemistry Plus (ESC+) technology to enhance stability and minimize off-target activity, which potentially can result in an increased therapeutic index. VIR-2218 is the first asset in the Company’s collaboration with Alnylam Pharmaceuticals, Inc. to enter clinical trials.

About VIR-3434

VIR-3434 is an investigational subcutaneously administered HBV-neutralizing monoclonal antibody designed to block entry of all 10 genotypes of HBV into hepatocytes and also to reduce the level of virions and subviral particles in the blood. VIR-3434, which incorporates Xencor’s Xtend™ and other Fc technologies, has been engineered to potentially function as a T cell vaccine against HBV in infected patients, as well as to have an extended half-life.

About VIR-1111

VIR-1111 is an investigational subcutaneously administered HIV T cell vaccine based on HCMV that has been designed to elicit abundant T cells that recognize HIV epitopes in a way that differs from prior HIV vaccines.

About VIR-2482

VIR-2482 is an investigational intramuscularly administered influenza A-neutralizing monoclonal antibody. In vitro, it has been shown to cover all major strains of influenza A that have arisen since the 1918 Spanish flu pandemic. VIR-2482 is designed as a universal prophylactic for influenza A. It has the potential to overcome the limitations of current flu vaccines and lead to meaningfully higher levels of protection due to its broad strain coverage and because it does not rely on an individual to create their own protective antibody response. VIR-2482, which incorporates Xencor’s Xtend™ technology, also has been half-life engineered so that a single dose has the potential to last the entire flu season.

Vir’s Commitment to COVID-19

Vir was founded with the mission of addressing the world’s most serious infectious diseases. In 2020, Vir responded rapidly to the COVID-19 pandemic by leveraging our unique scientific insights and industry-leading antibody platform to explore multiple monoclonal antibodies as potential therapeutic or preventive options for COVID-19. Sotrovimab is the first SARS-CoV-2-targeting antibody Vir advanced into the clinic. It was carefully selected for its demonstrated promise in preclinical research, including an anticipated high barrier to resistance and potential ability to both block the virus from entering healthy cells and clear infected cells. Vir is continuing to pursue novel therapeutic and prophylactic solutions to combat SARS-CoV-2 and future coronavirus pandemics, both independently and in collaboration with its partners.

About Vir Biotechnology

Vir Biotechnology is a commercial-stage immunology company focused on combining immunologic insights with cutting-edge technologies to treat and prevent serious infectious diseases. Vir has assembled four technology platforms that are designed to stimulate and enhance the immune system by exploiting critical observations of natural immune processes. Its current development pipeline consists of product candidates targeting COVID-19, hepatitis B virus, influenza A and human immunodeficiency virus. Vir routinely posts information that may be important to investors on its website.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “plan,” “potential,” “aim,” “promising,” and similar expressions (as well as other words or expressions referencing future events, conditions, or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Vir’s expectations and assumptions as of the date of this press release. Forward-looking statements contained in this press release include, but are not limited to, statements regarding Vir’s near-term financial performance (including near-term collaboration revenue related to binding agreements for doses of sotrovimab), Vir’s capital allocation and investment strategy; the timing of availability of clinical data, program updates and data disclosures related to Vir’s clinical trials, the ability of sotrovimab and VIR-7832 to treat and/or prevent COVID-19, the ability of sotrovimab to be administered via an IV and an IM route, statements related to regulatory authorizations and approvals, the timing, and expected number of therapeutic doses that Vir will be able to supply to patients, preclinical data demonstrating the ability of sotrovimab to maintain activity against circulating variants of concern and interest, including Omicron and subvariant BA.2, planned discussions with regulatory agencies around the world as well as planned submissions and filings and the timing thereof, the potential of Vir’s ongoing trials of VIR-2218 and VIR-3434 (as monotherapies or combination therapies) in treating patients with chronic hepatitis B virus infection, Vir’s collaboration with Gilead to evaluate VIR-2218 in a combination therapy trial with GS-9688, Brii Biosciences Phase 2 trial evaluating VIR-2218 in a combination trial with BRII-179, the ability of VIR-1111 to elicit a T cell immune response to HIV, and updated plans for advancing influenza therapies, including VIR-2482 and other therapies covered under the GSK arrangement. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during preclinical or clinical studies, challenges in the treatment of hospitalized patients, difficulties in collaborating with other companies or government agencies, actual timing and content of submissions to and decisions made by the regulatory authorities regarding sotrovimab; regulatory submissions may take longer or be more difficult to complete than expected; regulatory authorities may require additional information or further studies, or may fail or refuse to approve or may delay approval of sotrovimab; challenges in accessing manufacturing capacity, successful development, and/or commercialization of alternative product candidates by Vir’s competitors, changes in expected or existing competition, delays in, or disruptions to Vir’s business or clinical trials due to the COVID-19 pandemic, geopolitical changes or other external factors, and unexpected litigation or other disputes. Other factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Vir’s filings with the U.S. Securities and Exchange Commission, including the section titled “Risk Factors” contained therein. Except as required by law, Vir assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

This press release contains references to third-party information. Such information is not deemed to be incorporated by reference in this press release. Vir disclaims responsibility for such third-party information.

Contacts:

Heather Rowe Armstrong

VP, Investor Relations

harmstrong@vir.bio

+1-415-915-4228

Cara Miller

VP, Corporate Communications

cmiller@vir.bio

+1-415-941-6746

Vir Biotechnology, Inc.

Condensed Consolidated Statements of Operations

(unaudited; in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenues:
Collaboration revenue	$809,463	$—	$917,194	$—
Contract revenue	293	301	169,874	44,498
Grant revenue	2,991	1,433	8,347	9,123
License revenue from a related party	—	—	—	22,747

Total revenues	812,747	1,734	1,095,415	76,368
Operating expenses:
Cost of revenue	56,877	—	65,865	—
Research and development	128,341	87,095	448,006	302,411
Selling, general and administrative	55,777	23,043	160,793	70,937

Total operating expenses	240,995	110,138	674,664	373,348

Income (loss) from operations	571,752	(108,404)	420,751	(296,980)
Other income (expense):
Change in fair value of equity investments	(26,023)	—	138,049	—
Interest income	167	288	439	2,836
Other income (expense), net	(7)	2,437	(9,437)	(4,467)

Total other income (expense)	(25,863)	2,725	129,051	(1,631)

Income (loss) before benefit from (provision for) income taxes	545,889	(105,679)	549,802	(298,611)
Benefit from (provision for) income taxes	(20,635)	30	(21,218)	(54)

Net income (loss)	$525,254	$(105,649)	$528,584	$(298,665)

Net income (loss) per share, basic	$4.01	$(0.83)	$4.07	$(2.51)

Net income (loss) per share, diluted	$3.92	$(0.83)	$3.96	$(2.51)

Weighted-average shares outstanding, basic	130,965,484	127,295,719	129,884,967	119,159,424

Weighted-average shares outstanding, diluted	133,879,500	127,295,719	133,437,126	119,159,424

Vir Biotechnology, Inc.

Condensed Consolidated Balance Sheets

(unaudited; in thousands, except share and per share data)

	December 31,
	2021	2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$347,815	$436,575
Short-term investments	217,182	300,286
Restricted cash and cash equivalents, current	8,594	7,993
Receivable from collaboration	773,079	—
Equity investments	143,148	—
Prepaid expenses and other current assets	73,003	27,511

Total current assets	1,562,821	772,365
Intangible assets, net	33,287	33,820
Goodwill	16,937	16,937
Property and equipment, net	42,834	17,946
Operating right-of-use assets	87,220	61,947
Restricted cash and cash equivalents, noncurrent	7,006	6,919
Long-term investments	201,388	—
Other assets	2,775	8,827

TOTAL ASSETS	$1,954,268	$918,761

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$6,521	$5,077
Accrued and other liabilities	236,512	76,936
Deferred revenue, current portion	98,209	6,451
Contingent consideration, current portion	—	10,600

Total current liabilities	341,242	99,064
Deferred revenue, noncurrent	3,815	3,815
Operating lease liabilities, noncurrent	133,561	66,556
Contingent consideration, noncurrent	22,822	25,374
Deferred tax liability	18,439	3,253
Other long-term liabilities	2,540	3,847

TOTAL LIABILITIES	522,419	201,909

Commitments and contingencies
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized as of December 31, 2021 and 2020, respectively; no shares issued and outstanding as of December 31, 2021 and 2020	—	—
Common stock, $0.0001 par value; 300,000,000 shares authorized as of December 31, 2021 and 2020, respectively; 131,161,404 and 127,416,740 shares issued and outstanding as of December 31, 2021 and 2020, respectively	13	13
Additional paid-in capital	1,571,535	1,385,301
Accumulated other comprehensive loss	(1,099)	(1,278)
Accumulated deficit	(138,600)	(667,184)

TOTAL STOCKHOLDERS’ EQUITY	1,431,849	716,852

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,954,268	$918,761